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                                                                     EXHIBIT 3.1
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                       OF
                               LPM HOLDINGS, INC.

     LPM HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST. That the Certificate of Incorporation originally filed with the
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Secretary of State of the State of Delaware on December 16, 1996 is amended and restated in its entirety to read as follows:

                                       I.

     The name of this Corporation is LPM Holdings, Inc.

                                      II.

     The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at that address is The Corporation Trust Company.

                                      III.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     The Corporation is authorized to issue two classes of stock designated as "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock authorized to be issued is twelve million (12,000,000) shares and each such share shall have a par value of $0.001. The total number of shares of Preferred Stock authorized to be issued is two million (2,000,000) shares and each such share shall have a par value $0.0001.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, by adopting appropriate resolutions and causing one or more certificates of designation to be executed, acknowledged, filed, recorded and become effective in accordance with the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not above the total number of authorized shares of Preferred Stock and not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
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                                       V.

     The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of Directors which shall constitute the whole Board of Directors which shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

                                      VI.

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

                                      VII.

     Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                     VIII.

     A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article VIII shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware so amended.

     The Corporation shall, to the fullest extent permitted by Delaware law and to such greater extent as applicable law may hereafter from time to time permit, indemnify and hold harmless each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member or other agent of another corporation, partnership, joint venture, trust or other enterprise in connection with any matter relating to the Corporation's business or affairs, against any losses, claims, damages or liabilities. The right to indemnification conferred in this
Article VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. The right to indemnification conferred in this Article VIII shall be a contract right.

     No repeal, modification or amendment of this Article VIII, or adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent

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permitted by Delaware law, any modification of law shall eliminate or reduce the effect of this Article VIII in respect of any acts or omissions occurring prior to the time of such repeal, amendment, adoption or modification.

                                      IX.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

     SECOND. That the Amended and Restated Certificate of Incorporation has been
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fully adopted in accordance with the provisions of Section 245 of the General
Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said LPM HOLDINGS, INC. has caused this Certificate to be signed and attested by its President and Secretary on this 6th day of June 1997.

                                         LPM HOLDINGS, INC.


                                         By: /s/ BRIAN P. McDERMOTT
                                             ----------------------
                                             Brian P. McDermott, President


ATTEST:

/s/ ROBERT D. OLSEN
-------------------
Robert D. Olsen
Secretary